EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Strawberry Fields REIT Inc.

We hereby consent to the inclusion in the Registration Statement (the “Registration Statement”) on Form S-11 of Strawberry Fields REIT Inc. (the “Company”) of our report, dated March 27, 2023, with respect to our audit of the consolidated balance sheets of the Company as of December 31, 2022 and 2021 and the related consolidated statements of income and comprehensive income (loss), equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements and Financial Statement Schedule III.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

August 21, 2023